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                                                                    Exhibit 10.1

                                                                 [LOGO OF EXIDE]

                                                          Corporate Headquarters
                                                  210 Carnegie Center, Suite 500
                                                             Princeton, NJ 08540
                                                                609.627.7229 tel
                                                                609.627.7179 fax

Stuart Kupinsky, Esq.
9204 Town Gate Lane
Bethesda, MD 20817



                                 August 15, 2002

Dear Stuart:

         This letter when countersigned and returned by you shall constitute the agreement ("Agreement") between you and Exide Technologies ("Exide" or the "Company") regarding the terms of your employment with the Company, which will begin on September 1, 2002 (the "Start Date").

Position, Salary, and Bonus

         The title of your position with the Company will be General Counsel, Senior Vice President and Secretary, and you will report directly to the Chief Executive Officer. The location of your position will be at the Company's headquarters in Princeton, New Jersey, provided that it may be necessary for you from time to time in the performance of the duties of your office to travel to other of the Company's offices or to other locations. As General Counsel you will have the authority and responsibility customary to that position in a public company of Exide's size. Your annual base salary and annual target bonus will be $250,000 and 40% of base salary, respectively, subject to periodic review and increase by the Company (in the current year, the bonus will be prorated to reflect the period of your employment with the Company). You will be entitled annually to three weeks of vacation. You shall also be entitled to participate in any long-term or other incentive compensation plans that may be adopted hereafter by the Company, whether equity-based or otherwise, in which other executive officers of the Company generally are eligible to participate and at commensurate levels with such executives.

Health, Retirement, and Other Customary Benefits

         You shall be entitled to participate in all Company health, welfare and other benefit plans made available to other executive officers of the Company and you shall receive all benefits generally available to such persons thereunder on the same terms and subject to the same conditions as and at comparable levels to such persons, including health benefits, retirement plans


                                  Confidential

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and related contributions benefits, life insurance coverage and disability benefits. You shall also receive such other incidental perquisites and benefits as shall from time to time be afforded generally to other executive officers of the Company.

Income Protection Policy and Plan Eligibility and Benefits

         In order to provide you with certainty as to your eligibility, and expressly to confirm your entitlement to receive what may otherwise be considered discretionary benefits under the Company's Post Separation Income Protection Policy for Salaried Employees (the "Policy"), as amended by the Income Protection Policy Plan, approved by the Bankruptcy Court on July 30, 2002, (the "Plan"), and to clarify the scope and coverage of such benefits, the Company hereby agrees that you (i) qualify as a Salaried Employee under the Policy and (ii) shall be considered a Category A Employee for purposes of the Plan (a copy of the Policy and Plan as in effect on the date hereof are enclosed with this letter for your reference). To the extent that the determination of benefits available under the Plan is within the discretion of the Plan Administrator, during the term of your employment with the Company and for so long as you are receiving benefits under the Plan, your eligibility to receive benefits and the benefits available to you under the Plan (which shall be the maximum benefits for which you are eligible) will not be diminished.

Relocation Reimbursement

         In accordance with the Company's relocation assistance plan (the "Relo Plan"), a copy of which is attached for reference, the Company agrees that you are eligible for and will receive reimbursement for the costs and expenses itemized in the Relo Plan for your move from the Washington, D.C. area to the Princeton, N.J. area, which shall include, among other things, packing assistance for your household move. In addition, the Company shall grant you an exception under the Relo Plan to reimburse the expenses associated with moving a reasonable amount of exercise equipment as part of the relocation to Princeton. In addition, the Company will make a one-time payment to you of $20,000 partially to offset the cost of property taxes in New Jersey. Other exceptions, if applied for by you, will be considered under the terms of the Relo Plan or other applicable Company policy.

         The Company agrees that if the Relo Plan is amended in any respect after the date hereof with respect to any benefit you are eligible for thereunder or hereunder, you shall continue to be eligible for and receive the benefits to which you were entitled immediately prior to any such amendment, unless such amendment shall afford you a greater benefit in which case you shall be entitled to receive such greater benefit. The Company agrees that it shall take no action inconsistent with any of the foregoing and that if the Relo Plan is nonetheless otherwise terminated, suspended or voided or for any reason you are not covered thereby or the full benefits contemplated by this Agreement are not available to you pursuant thereto, the Company shall nevertheless make available to you all of the payments and benefits contemplated hereby as if such Relo Plan continued in full force and effect.

         In the event of your Qualified Termination or resignation for Good Reason (as defined in the attached Plan document) "Plan" is defined above within two years of your Start Date, the Company shall provide you promptly with reimbursement for your reasonable costs and expenses to move out of Princeton, so long as such move occurs within nine months following the date of such termination or resignation and only to the extent that such costs and expenses are not, directly or indirectly, paid, advanced or reimbursed to you by another employer or in connection with other employment.

                                  Confidential

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Indemnification

         The Company agrees to maintain Directors' and Officers' liability insurance coverage in reasonable amounts and to afford to you full indemnification coverage by the Company as permitted under applicable law, including an obligation to advance expenses, with respect to any matter for which you may properly be indemnified by the Company.

Miscellaneous

         The Company confirms that, subject to the approval of the Company's Board of Directors, it has the authority to enter into the obligations included in this Agreement and has taken all corporate and other action necessary or appropriate to approve the arrangements contemplated by this Agreement.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State. In the event that any portion or aspect of any provision of this Agreement shall be deemed to be invalid or unenforceable for any reason, in whole or in part, the remainder of this Agreement shall remain in full force and effect to the fullest extent permitted by law so as to achieve the lawful commercial intent of the parties to this Agreement. Except to the extent that it would be inconsistent with the foregoing sentence, the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written.

         If this letter accurately reflects our agreement, please execute and return to the Company a copy of this letter.

                                   Exide Technologies


                                   _______________________________________
                                   Janice M. Jones
                                   Executive Vice President
                                   Global Human Resources





Accepted and agreed to:

____________________________
Stuart Kupinsky

                                  Confidential